Exhibit 99.1

	CONTACTS:	State National Companies, Inc.
David Hale, COO & CFO
FOR IMMEDIATE RELEASE		817-265-2000

Dennard • Lascar Associates
Rick Black
713-529-6600

State National Companies Reports First Quarter 2016 Results

Company Extends Meadowbrook Agreement Through at Least 2017 with

Total Contractual Minimum Ceding Fees of $22.5 Million

BEDFORD, TX — May 9, 2016 — State National Companies, Inc. (NASDAQ: SNC), a leading specialty provider of property and casualty insurance, today reported its financial results for the first quarter ended March 31, 2016. The Company also raised its 2016 outlook for the Program Services segment.

Key Highlights - First Quarter 2016 Financials Compared to the First Quarter 2015:

•                  Total revenues were $50.1 million, up 8.7%

•                  Premiums earned were $31.7 million, an increase of 8.2%

•                  Ceding fees were $16.2 million, up 14.9%

•                  Net income was $9.7 million, an increase of 11.5%

•                  EPS of $0.23, up from $0.20

•                  EBITDA was $16.6 million, up 6.4%

•                  Combined ratio for Lender Services was 87.0% in both periods

•                  In April, we amended our agreement with Meadowbrook extending the relationship through at least 2017 with contractual minimum ceding fees totaling $22.5 million.

Commenting on the results, State National’s Chairman and Chief Executive Officer, Terry Ledbetter, said, “We are pleased with our strong first quarter results maintaining the positive momentum we established in 2015. Revenue growth in Lender and Program Services led to first quarter net income of $9.7 million, an increase of 11.5% compared to the first quarter last year. Today, we are also announcing that we have amended our agreement with Meadowbrook to extend the relationship through at least 2017 with contractual minimum ceding fees totaling $22.5 million over that time period.  Based on this agreement with Meadowbrook, in addition to our view of current programs and pipeline opportunities, we are raising our 2016 Program Services ceding fee outlook range to $61 to $66 million from our prior range of $55 to $65 million.”

Total revenues in the first quarter of 2016 were $50.1 million, up 8.7% from $46.1 million in the first quarter of 2015.  Net income was $9.7 million, or $0.23 per diluted share, in the first quarter of 2016, compared to net income of $8.7 million, or $0.20 per diluted share, for the same period in 2015.

Lender Services Segment

In Lender Services, the Collateral Protection Insurance, or CPI, business is fully vertically integrated as State National manages all aspects of the CPI business for its clients, including policy issuance and administration, underwriting and claims. The Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers with over 5.9 million loans.

State National Companies, Inc. Press Release

In the first quarter of 2016, total revenues from the Lender Services segment were $32.4 million, an increase of $2.4 million, or 8.0%, from the first quarter of 2015.  Premiums earned increased by $2.4 million, or 8.2%, to $31.7 million in the first quarter of 2016 from $29.3 million in the first quarter of 2015. Contributing to this increase in Lender Services premiums are sales of new accounts and growth in loan portfolios of existing accounts driven by rising automobile sales, higher average automobile loan sizes and an aging U.S. automobile fleet.

Losses and loss adjustment expenses were $14.6 million in the first quarter of 2016, compared to $13.1 million in the same period last year, primarily a result of increased exposure due to higher earned premiums, and an increase in claim frequency and severity.  A strengthening economy, an aging automobile fleet, and easier access to credit have contributed to an increase in vehicle sales, resulting in higher loan balances upon which the Company pays claims.  Although Lender Services experienced a slightly higher loss ratio during the quarter, that increase was offset by a decrease in the expense ratio due to our ability to effectively leverage fixed costs.  The net expense ratio decreased to 41.0% for the first quarter 2016 from 42.2% in the first quarter 2015.  The resulting net combined ratio for both the first quarter 2016 and 2015 was 87%, consistent with our objective of 85 to 90%.

Program Services Segment

The Program Services segment provides fronting to general agents and insurance carriers to leverage State National’s “A” (Excellent) A.M. Best rating with its expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the first quarter of 2016, total revenues from the Program Services segment were $16.2 million, an increase of $2.1 million, or 14.9% from the first quarter of 2015.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2016 increased 5.6%, to $17 million from $16.1 million in the first quarter of 2015, primarily due to an increase in compensation expense in part due to new hires.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $43.8 million of debt.  This debt has limited covenant requirements and is interest-only until the mid-2030s.

The Company had $5.8 million of goodwill and other intangibles at March 31, 2016.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.

State National Companies, Inc. Press Release

Approximately $2 billion of State National’s assets are comprised of reinsurance recoverables, which are primarily related to the Program Services segment.  Offsetting these recoverables are unpaid losses, loss adjustment expenses and unearned premium liabilities for the same business. Recoverables of approximately $1.5 billion are secured by trust funds or letters of credit.

Share Repurchase Program

Pursuant to the share repurchase plan, the Company purchased approximately 174 thousand shares for $1.6 million in the first quarter.  In total, under the program, the Company has purchased approximately 2 million shares for $18.9 million, including broker commissions. Under the $50 million Board authorized plan, $31 million remains available.

2016 Outlook

State National has reaffirmed its fiscal 2016 outlook in Lender Services and has raised its outlook range in Program Services:

	Net Earned Premiums	Combined Ratio
Lender Services	$115 to $125 million	85 to 90 percent

Ceding Fees
Program Services	$61 to $66 million Prior range $55 to $65 million

Conference Call

State National will host a conference tomorrow morning, Tuesday, May 10, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its first quarter 2016 results.  To access the call live, dial (716) 247-5810 and use the passcode 85850881# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through May 17, 2016 and may be accessed by calling (404) 537-3406 and using pass code 85850881#.  Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States.  In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  To learn more, please visit www.statenational.com. The Company routinely posts important company information on its website.

State National Companies, Inc. Press Release

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could”  or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $335,664, $327,764, respectively)	$341,452	$329,522
Equity securities — available-for-sale, at fair value (cost — $4,001, $4,796, respectively)	4,670	5,544
Total investments	346,122	335,066

Cash and cash equivalents	38,244	51,770
Restricted cash and investments	3,716	3,717
Accounts receivable from agents, net	31,323	23,913
Reinsurance recoverable on paid losses	1,267	1,187
Deferred acquisition costs	872	1,075
Reinsurance recoverables	1,962,189	1,911,660
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	16,798	17,163
Interest receivable	2,040	2,158
Income taxes receivable	1,671	3,330
Deferred income taxes, net	23,499	26,208
Goodwill and intangible assets, net	5,778	5,958
Other assets	5,490	4,353
Total assets	$2,439,009	$2,387,558

Liabilities
Unpaid losses and loss adjustment expenses	$1,412,128	$1,364,774
Unearned premiums	583,843	585,448
Allowance for policy cancellations	54,317	59,610
Deferred ceding fees	29,877	29,119
Accounts payable to agents	2,104	2,458
Accounts payable to insurance companies	9,812	3,801
Debt, net	43,751	43,740
Other liabilities	30,198	35,151
Total liabilities	2,166,030	2,124,101

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 42,704,712 and 42,699,550 shares issued at March 31, 2016 and December 31, 2015, respectively)	43	43
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at March 31, 2016 and December 31, 2015)	—	—
Additional paid-in capital	225,671	224,719
Retained earnings	42,823	37,322
Accumulated other comprehensive income	4,442	1,373
Total shareholders’ equity	272,979	263,457
Total liabilities and shareholders’ equity	$2,439,009	$2,387,558

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in thousands, except for per share information)

	Three Months Ended
	March 31,	March 31,
	2016	2015
Revenues:
Premiums earned	$31,677	$29,284
Commission income	321	370
Ceding fees	16,244	14,144
Net investment income	2,040	1,681
Realized net investment gains (losses)	(638)	265
Other income	456	385
Total revenues	50,100	46,129

Expenses:
Losses and loss adjustment expenses	15,089	13,533
Commissions	1,697	1,497
Taxes, licenses, and fees	702	712
General and administrative	16,994	16,142
Interest expense	537	500
Total expenses	35,019	32,384

Income (loss) before income taxes	15,081	13,745

Income taxes:
Current tax expense (benefit)	4,354	5,244
Deferred tax expense (benefit)	1,057	(173)
	5,411	5,071
Net income (loss)	$9,670	$8,674

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.23	$0.20
Diluted earnings per share	0.23	0.20

Dividends, per share	$0.06	$0.01

Weighted-average common shares outstanding — basic	42,343,357	44,235,102
Weighted-average common shares outstanding — diluted	42,396,713	44,247,102

State National Companies, Inc. Press Release

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2016	2015

Revenues:
Premiums earned	$—	$(11)
Ceding fees	16,244	14,144
Total revenues	16,244	14,133

Expenses:
Losses and loss adjustment expenses	509	414
Commissions	1	—
Taxes, licenses, and fees	8	5
General and administrative	3,108	3,133
Total expenses	3,626	3,552

Income (loss) before income taxes	$12,618	$10,581

Program gross expense ratio	1.1%	1.2%
Gross premiums written	$271,026	$264,912
Gross premiums earned	$267,025	$232,933

State National Companies, Inc. Press Release

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2016	2015

Revenues:
Premiums earned	$31,677	$29,295
Commission income	321	370
Other income	448	351
Total revenues	32,446	30,016

Expenses:
Losses and loss adjustment expenses	14,580	13,119
Commissions	1,696	1,497
Taxes, licenses, and fees	694	707
General and administrative	10,607	10,173
Total expenses	27,577	25,496

Income (loss) before income taxes	$4,869	$4,520

Net loss ratio	46.0%	44.8%
Net expense ratio	41.0%	42.2%
Net combined ratio	87.0%	87.0%

Gross premiums written	$32,459	$32,649
Net premiums written	$27,032	$26,882

State National Companies, Inc. Press Release

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2016	2015

Revenues:
Net investment income	$2,040	$1,681
Realized net investment gains (losses)	(638)	265
Other income	8	34
Total revenues	1,410	1,980

Expenses:
General and administrative	3,279	2,836
Interest expense	537	500
Total expenses	3,816	3,336

Income (loss) before income taxes	(2,406)	(1,356)

Income tax expense (benefit)	5,411	5,071

Net income (loss)	$(7,817)	$(6,427)

State National Companies, Inc. Press Release

Non-GAAP Reconciliation

Earnings before interest, taxes, depreciation and amortization or EBITDA, is considered a non-GAAP financial measure because it reflects adjustments to net income for interest expense, income tax expense, and depreciation and amortization.  Management believes this measure is helpful to investors because it provides a supplemental measure of evaluating core financial performance between periods. In addition, EBITDA is part of our material management reporting and planning process and is an important metric that management uses to evaluate the operating performance of our company.

The accompanying information provides a reconciliation of this non-GAAP financial measure to net income, its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

	Three Months Ended
	March 31,
	2016	2015
EBITDA	$16,636	$15,569
Reconciliation of EBITDA:
Net income	$9,670	$8,674
Plus: Interest expense	537	500
Plus: Income tax expense	5,410	5,070
Plus: Depreciation and amortization	1,019	1,325
EBITDA	$16,636	$15,569

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